As filed with the Securities and Exchange Commission on March 3, 2011
Registration No. 333-171546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
==================================

FORM S-1/A

Pre-Effective Amendment No. 2 to Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

==================================

HEALTH IN HARMONY INC.
(Exact Name of Registrant as specified in its Charter)

Nevada	8322	98-0576696
(State of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer ID No.)

11107-50th Avenue
Edmonton, Alberta,
Canada,
 T6H 0J1
(780) 809-0611
(Address and Telephone Number of Registrant’s Principal
Executive Offices)

Val-U-Corp Services Inc.
1802 North Carson Street, Suite 108
Carson City, NV  89701
(775) 887-8853
(US)
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Kristen A. Baracy, Esq.
Carol S. McMahan, Esq.
Synergy Law Group, LLC
730 West Randolph Street, 6th Floor
Chicago, IL  60661
(312) 454-0015
Fax (312) 454-0261

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per unit1	Proposed Maximum Aggregate Offering Price	Amount of Registration fee2
Common Stock, par value $0.001	2,900,000	$0.01	$29,000	$3.37

1This price was determined arbitrarily by the Company

2The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Our Common Stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our stockholders in an offering exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933.  The price of $0.01 is a fixed price at which the selling stockholders may sell their shares until such time as our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13  Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering of the Common Stock included in this registration statement:

Description	-$-
Securities and Exchange Commission registration fee	2
Accounting fees and expenses	7,500
Legal fees and expenses	10,000
EDGAR document conversion	1,000
Total	18,502

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Item 14  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation’s articles of incorporation, a director is not liable to a corporation, its stockholders or creditors for damages unless the director’s action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law.   Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful.  The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity.  Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

Item 15  Recent Sales of Unregistered Securities

We issued 4,000,000 shares of common stock on March 28, 2008 to Tammy DuPerron, our sole officer and director.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) at a price of $0.001 per share, for total consideration of $4,000.00.  The 4,000,000 shares of common stock are restricted shares as defined in the Securities Act.

During the period July through October 2008, we sold 1,700,000 shares of our common stock to 17 purchasers, and during the period April through June 2010, we sold 1,200,000 shares of our common stock to 12 purchasers, each at a price of $0.01 per share. The total amount we received from this offering was $29,000.  We completed this offering pursuant an exemption from registration provided by Regulation S promulgated under the Securities Act.  Each purchaser represented to us that they were a non-US person as defined in Regulation S.  We did not engage in distribution of these offerings in the United States.  Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.  The shares were sold to personal acquaintances of the sole officer and director of the Company, and none of the purchasers is, to the knowledge of the Company, in the business of underwriting securities.

Item 16  Exhibits

Exhibit number	Description
3.1	Articles of Incorporation*
3.2	By Laws*
5.1	Opinion of Synergy Law Group, LLC*
10.1	Wellness Program Purchase Agreement dated March 28, 2008 between the Company and Tammy DuPerron**
23.1	Consent of Synergy Law Group, LLC (see Exhibit 5.1)
23.2	Consent of LBB & Associates Ltd., LLP, Certified Public Accountants, for use of their report**

*           Incorporated herein by reference to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 5, 2011.

**        Incorporated herein by reference to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 15, 2011.

Item 17  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Edmonton, Alberta, Canada on March 3, 2011.

HEALTH IN HARMONY INC.

By:	/s/Tammy DuPerron
Tammy DuPerron
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date stated.

SIGNATURE	TITLE	DATE

/s/Tammy DuPerron	President and Chief Executive Officer (principal executive officer; principal financial and accounting officer)	March 3, 2011